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                                                                   EXHIBIT 10.16

                             UNOFFICIAL TRANSLATION


                               SERVICE AGREEMENT



                                    BETWEEN

HARTEK BEVERAGE HANDLING GMBH, Otto Hahn-Str. 4, 42477 Radevormwald (the Company) represented by its sole shareholder HARTEK BEVERAGE HANDLING B.V., the Netherlands.

                                      AND

MR. LUDWIG HELMUT KLEIN, Amorsbrunnerstr. 27, 63916 Amorbach (the Managing Director).

IT IS HEREBY AGREED AS FOLLOWS:

SECTION 1      JOB DESCRIPTION AND DUTIES

1. The Managing Director shall have overall control of the Company. To the extent that there are other managing directors, they shall be bound by his directions.

2.   The Managing Director shall represent the Company alone.

3. The Managing Director shall fulfill his position as employer within the meaning of the employment and social law.

4. The Managing Director shall make available to the Company his entire knowledge and ability and his full working capacity. He shall fulfill his office with the care of a reasonable manager and shall observe the law, the Articles of Association, and the resolutions of the shareholders and of the advisory board.

5. The Managing Director can be released from the restrictions of Section 181 BGB from time to time by the meeting of the advisory committee or the shareholders.
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SECTION 2      REMUNERATION

1. The Managing Director shall receive as payment for his services an annual salary of DM 270,000. The annual salary shall be paid at the end of each calendar month in twelve equal installments net of all deductions required by law (Twelve month salary).

2. The Company shall pay the Managing Director's contributions to his pension-, health-, unemployment- and private nurse insurances to the value of 50% of the maximum contributions permissible under law.

3. In addition, the Company shall conclude an accident insurance policy in favour of the Managing Director for the duration of his contract with the following cover:

          in the event of death                                       DM 500,000

          in the event of invalidity                                DM 1,000,000

4. The Company shall continue with the life insurance policy (No. 191537100 with Allianz Lebensversicherung) which was signed by his previous employer. The annual premiums shall not, however, exceed DM 3,000.

5. The Managing Director shall receive a bonus of 5% of the annual net profit (after business taxes and before any taxes on income and before the allocation to retained earnings (reserves).

6. With effect from 1 January 1996 the Company shall increase the salary in line with the Retail Price Index (Lebenshaltungskosten-Index aller privaten Haushalte) calculated by the Federal Statistical Office, in each case, for the previous calendar year.

SECTION 3      OTHER BENEFITS

1. The Company shall provide the Managing Director with a company car, of a model appropriate to his position, for the duration of this contract, and the Company shall bear the costs for operation and maintenance (maximum purchase price 100,000).
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2.   The Managing Director shall also be entitled to an office telephone at his private address, and the Company shall bear the costs for operation and maintenance.

3. The Managing Director may use the company car for private purposes, in particular also for return trips to his family home and for holiday use.

     The Managing Director is also allowed to use the office telephone within reason for private purposes.

     Any income tax payable as a result of the provision of these payments-in-kind shall be borne by the Managing Director.

4. The reimbursement of expenses which the Managing Director incurs in carrying out his activities under this agreement, including any travel and hotel expenses, shall be paid in accordance with the relevant legal regulations.

5. The Company shall also assume the costs incurred for the provision of appropriate accommodation for the Managing Director at, or in the vicinity of, his place of work for a maximum amount of DM 15,000 per annum from the beginning of the service agreement.

SECTION 4      WORKING HOURS AND HOLIDAY

1. The Managing Director is not restricted to fixed working hours. However, he shall make his services available to the Company at all times when and to the extent that it benefits the Company.

2. The Managing Director shall receive thirty days paid holiday. On deciding when to take his holiday, the requirements of the Company shall be taken into account.

SECTION 5      PAYMENT OF SALARY ON ILLNESS AND DEATH

1. If the Managing Director is temporarily unable to work due to illness or for any other reason beyond his control, then the Company shall continue the monthly payments under Section 2(1) above for the duration of a maximum of six months.





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2.   The Company may take into account any payments made by third parties, for example arising from compulsory insurance claims, to the extent that these are meant for the maintenance of the Managing Director.
     The Managing Director shall inform the Company of any such claims without further request. Payments which the Managing Director has a right to receive as a result of payments he himself has made in excess of the above mentioned participation in the health insurance, are not to be taken into account.

3. If the Managing Director shall die within the duration of this agreement then his widow shall have a right to receive payments in accordance with
     Section 2 above for the month of his death and for the following three months.

SECTION 6      NON-COMPETITION

     For the duration of this contract the Managing Director shall have neither a direct nor an indirect participation in an undertaking with whom the Company is in direct competition or with whom the Company has business interests, and the Managing Director shall neither advise nor support such an undertaking in any manner, whether directly or indirectly.

SECTION 7      CONFIDENTIALITY

     The Managing Director shall not disclose any Company matters to any third parties. This duty shall continue on termination of this agreement with the Company.

SECTION 8      COMPANY RECORDS

     On termination of the agreement the Managing Director shall return to the company all documents, certificates, records, notes, drafts, sketches or any carbon or other copies, without further request. The Managing Director shall not have any legal right to keep any of the above records.

SECTION 9      DURATION OF THE CONTRACT

1.   This agreement commences on 1 February 1995.





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     2.   The contractual relationship expires on 31 January 1997.  It shall be extended by two years automatically, unless six months notice to 31 January 1997 or to the end of the following two-year period has been given.

SECTION 10     MISCELLANEOUS PROVISIONS

1.   No oral agreements have been made.

2.   Any variations or additions to this agreement shall be made in writing.

3. If a provision of this agreement is or shall become invalid, in whole or in part, the validity of the other provisions shall not be affected. The invalid provisions shall be amended or supplemented in such a way that it shall achieve the intended economic purpose. The same shall apply if, in performing the agreement, it becomes apparent that there is a matter not regulated by the agreement which requires supplementary provision.

4.   This contract is subject to the jurisdiction of the courts of Dusseldorf.

Radevormwald, dated ____________.




----------------------------------------           -----------------------------
    Signed for and on behalf of                            Signed by the
   HARTEK Beverage Handling GmbH                         Managing Director
     by the sole shareholder                              Ludwig H. Klein
  HARTEK BEVERAGE HANDLING, B.V.





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                               SERVICE AGREEMENT
                                    ADDENDUM

It is hereby agreed that the Service Agreement commencing on February 1, 1995 between Hartek Beverage Handling GmbH and Mr. Ludwig Helmut Klein be modified and amended as follows:

SECTION   2.1  The amount of the annual salary shall be changed to DM275,000.

SECTION 2.5 The paragraph is hereby deleted in its entirety and replaced as follows: "The Managing Director shall receive a bonus equal to 30% of the Annual Salary. In addition, the Managing Director shall be eligible to receive a discretionary bonus of up to 20% of his Annual Salary, the amount of such discretionary bonus to be determined solely by the President of Scotsman Industries. These bonuses shall be payable after the close of the 1997 business year and as soon as administratively practicable."

SECTION   2.6  The date shall be changed from January 1, 1996 to January 1,
               1997.

SECTION 9.2 The expiration date shall change to January 31, 1998. The automatic extension provision is hereby deleted.


Dated:January 31, 1997
      -----------------------

Signed and agreed to:


/s/ R. C. Osborne            /s/ Ludwig H. Klein
------------------------     ----------------------
On behalf of Hartek          Ludwig H. Klein
Beverage Handling GmbH       Managing Director